WILLKIE FARR & GALLAGHER LLP

                                                             1875 K Street, N.W.
                                                        Wahington, DC 20006-1238
                                                               Tel: 202 303 1000
                                                               Fax: 202 303 2000



August 22, 2007

Vanguard Montgomery Funds - Vanguard Market Neutral Fund
P.O. Box 2600
Valley Forge, PA  19842


Ladies and Gentlemen:

We have acted as counsel to Vanguard Montgomery Funds (the "Acquiring Trust"), on behalf of its series, Vanguard Market Neutral Fund (the "Acquiring Fund"), in connection with its acquisition of all of the assets and liabilities of Landus Rosenberg U.S. Large/Mid Capitalization Long/Short Equity Fund (the "Acquired Fund"), a series of DWS Funds Trust (the "Acquired Trust"), in exchange for Institutional and Investor shares of beneficial interests ("Acquiring Fund Shares"), pursuant to the Agreement and Plan of Reorganization (the "Agreement"), by and between the Acquiring Trust, on behalf of the Acquiring Fund; the Acquired Trust, on behalf of the Acquired Fund; The Vanguard Group, Inc., a Pennsylvania corporation, (with respect to the provisions of Paragraphs
9.2 and 9.4 only); Charles Schwab Investment Management, Inc., a Delaware corporation (with respect to the provisions of Paragraphs 1.3, 9.2 and 9.3 only); and AXA Rosenberg Investment Management LLC, a Delaware limited liability company (with respect to the provisions of Paragraphs 9.2 and 9.3 only).

We have examined the Acquiring Trust's draft Registration Statement on Form N-1A, the Acquiring Trust's draft registration Statement on Form N-14 (the "Registration Statement"), the Acquiring Trust's Agreement and Declaration of Trust (the "Declaration of Trust") and Bylaws, the Agreement, all resolutions adopted by the Acquiring Trust's Board of Trustees with respect to the issuance of the Acquiring Fund Shares pursuant to the Agreement, and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have examined such other statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have also examined and relied upon such other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions hereinafter expressed. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Vanguard Montgomery Funds - Vanguard Market Neutral Fund
August 22, 2007
Page 2



Based upon the foregoing, we are of the opinion that the Acquiring Fund Shares to be issued and delivered to shareholders of the Acquired Fund pursuant to the terms of the Agreement, upon issuance, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Delaware, we have relied upon the opinion of Letterhead of Morris, Nichols, Arsht & Tunnell LLP (which is attached hereto) and the opinions set forth above are subject to the assumptions and limitations set forth therein.

This opinion is furnished by us as counsel to the Acquiring Trust, is solely for the benefit of the Acquiring Trust and the Acquiring Fund and may not be relied upon for any other purpose or by any other person. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,


Willkie Farr & Gallagher LLP